UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. __)

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Rocky Mountain Chocolate Factory, Inc.

(Name of Registrant as Specified In Its Charter)

AB VALUE PARTNERS, LP

AB VALUE MANAGEMENT LLC

BRADLEY RADOFF

ANDREW T. BERGER
RHONDA J. PARISH
MARK RIEGEL
SANDRA ELIZABETH TAYLOR

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AB Value Partners, LP, AB Value Management LLC (together with AB Value Partners, LP, “AB Value”), Bradley Radoff, Andrew T. Berger, Rhonda J. Parish, Mark Riegel and Sandra Elizabeth Taylor filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission on September 13, 2021, to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2021 annual meeting of shareholders (including any other meeting of shareholders held in lieu thereof, and adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation, and for the approval of a business proposal to be presented at the Annual Meeting.

On October 1, 2021, AB Value issued a press release, a copy of which is filed as Exhibit 1.

Exhibit 1

Concerned Shareholders of Rocky Mountain Deliver Open Letter to Shareholders

Appreciate the Support from Fellow Shareholders and Recommendations from Leading Proxy Advisory Firms – Institutional Shareholder Services and Glass Lewis

Commit to Listening to Shareholders, Forging a Value Maximizing Path for the Company, Completing a CEO Search Process Already Underway, Collaborating with Senior Management, Resolving Edible Arrangements Agreement, and Strengthening Immaculate Confection Relationship

Intend to Leverage Decades of Experience and Implement Best-in-Class Governance Practices

Urge All Shareholders to VOTE ON THE BLUE PROXY CARD for the Concerned Shareholders of Rocky Mountain’s Four Highly-Qualified Candidates

WESTFIELD, N.J.--(BUSINESS WIRE)--AB Value Management LLC (collectively with its affiliates, “AB Value”), and the other participants in this solicitation (collectively with AB Value, the “Concerned Shareholders of Rocky Mountain”) representing approximately 14.70% of the outstanding shares of Rocky Mountain Chocolate Factory, Inc. (the “Company”), today delivered an open letter to the Company’s shareholders.

The full text of the letter is as follows:

Dear Fellow Shareholders:

We appreciate the support and feedback we have received from shareholders so far. With the 2021 Annual Meeting of Shareholders of Rocky Mountain Chocolate Factory, Inc. ((the “Company”) and such referenced annual meeting, the “Annual Meeting”) less than a week away, your support will be the first and most critical step toward setting the Company on track to restore — and then maximize — the value of your investment. This is why we are urging you to vote on the BLUE proxy card to reconstitute the Company’s Board of Directors (the “Board”) by voting “FOR” our four highly qualified, independent nominees— Andrew T. Berger, Mark Riegel, Sandra Elizabeth Taylor and Rhonda J. Parish (collectively, the “Concerned Shareholders of Rocky Mountain Nominees”).

As the Annual Meeting draws near, shareholders should be on high alert for last-minute scare tactics from the Board, including its recent threats of management turnover and harm to the Immaculate Confection relationship if a majority of directors are replaced at the Company. AB Value Management LLC (collectively with its affiliates, “AB Value”) has invested $4 million of our own capital in the Company’s shares. Our interest is aligned with ALL shareholders. We want the Company to be successful. Shareholders should question why the presence of three new highly qualified, independent directors, would cause management turnover. We believe it is just a red herring.

If the Board was truly concerned about material executive departures and the effect of Board turnover on the relationship with the Company’s largest franchisee (the same franchisee which the Board launched a lawsuit against in FY 2021), why did it wait until several days before the Annual Meeting to disclose these concerns to shareholders? If legitimate, why were these concerns never outlined in the Company’s investor materials or proxy statement or included as risk factors in recent financial disclosures? We believe the answer is clear—the Board is trying to intimidate shareholders and undermine the campaign by AB Value and the other participants in its solicitation (collectively, the “Concerned Shareholders of Rocky Mountain”) for long overdue change.

The litigation settlement between the Company and Immaculate Confection on August 4, 2021 (the “August 4th Settlement Agreement”) contemplates that the Company will spend time with Immaculate Confection to determine a path forward together. In a recent letter to the Board, Brian Kerzner, President of Immaculate Confection stated that he has had “extensive constructive discussions with Bryan Merryman, Frank Crail and Jeff Geygan…” following the August 4th Settlement Agreement.1 However, these material business discussions were not shared with the full Board. Why did the Board hide details of these discussions from shareholders until now? The Board lacks transparency by still not fully disclosing the terms of the August 4th Settlement Agreement.2 Similarly, without full transparency from the Company, how can shareholders, including us, know that the disagreement is resolved? Directors, too, have been left in the dark as to the material discussions following the August 4th Settlement Agreement. Despite my seat on the Board, members of the Board have excluded me from the dialogue with Immaculate Confection in a transparent effort to leverage that relationship to entrench themselves at the expense of maximizing value for shareholders.

Although the full Board signed the August 4th Settlement Agreement, these subsequent discussions with Mr. Kerzner only occurred with a subset of the Board. More than eight weeks have passed since the full Board’s settlement with Immaculate Confection, and yet the Board has excluded me as a director from all post-settlement dialogue with Immaculate Confection. Why has a subset of the Board continued to make commitments without including input from all directors?

Although Mr. Kerzner claims he has never spoken with anyone from the Concerned Shareholders of Rocky Mountain, representatives of AB Value have in fact had discussions with Immaculate Confection, including as recently as July 28, 2021, when Mr. Kerzner wished us good luck with our efforts. A copy of this correspondence is available here.

***As noted in previous letters, we are committed to collaborating with existing management. If elected, our Nominees will oversee the CEO search process and work with the new CEO and the current senior management to put the Company on the right track. Likewise, we greatly value the Company’s relationship with Immaculate Confection and look forward to constructively working with Immaculate Confection. If elected, our nominees will honor the August 4th Settlement Agreement.***

We are not short-term oriented investors. Indeed, AB Value first invested in the Company in 2018 because we believed that the shares were both significantly undervalued and presented tremendous upside potential that could be realized with the right strategy and leadership. We believe the Board must be held accountable for perpetuating some of the worst-in-class governance practices, such as adopting a 10-year poison pill without shareholder approval, and failing to hold management accountable for squandering shareholder capital, deteriorating financial performance, and destruction of shareholder value. For instance, the Company generated Total Shareholder Return of -27% vs. +74% for Russell 3000 in the five year period before Covid-19 (18 Feb. 2020). Given the Company’s long history of failures, AB Value and the other participants in this solicitation (collectively, the “Concerned Shareholders of Rocky Mountain”) therefore feel compelled, on behalf of all shareholders, to take the next steps to provide for a better future at the Company by putting in place a vastly improved Board—but it can only be done with your support on the BLUE proxy card.

[1]	See Letter to Shareholders, dated September 30, 2021, publicly available at https://finance.yahoo.com/news/rocky-mountain-chocolate-factory-notifies-123000587.html.
[2]	We suspect that more fulsome disclosure surrounding Immaculate Confection would also inform shareholders of the franchisee’s business case, such as whether any royalties have even been received by the Company from Immaculate Confection.

The Concerned Shareholders of Rocky Mountain are not alone in our concern: the leading independent proxy advisory firms to institutional investors, Institutional Shareholder Services, Inc. (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), have each recognized the need for change and recommend that shareholders vote on our BLUE proxy card.3 Despite Global Value Investment Corp.’s subsequent outreach to ISS, the proxy advisory firms’ recommendations remain unchanged. ISS stated in its report that “there are virtually no bright spots to speak of at the Company, from share price or operational performance, to Company strategy or acquisition strategy…”4 and Glass Lewis acknowledged that “AB Value’s involvement appears to have had a positive impact when it comes to improved governance....”5 Still, we remain deeply concerned that the Board is not taking, and as currently constituted will not take, appropriate action to execute on the opportunities that we believe are needed to drive shareholder value.

This vote is about which director candidates have the qualifications necessary to determine the best path forward for the Company and to instill the much-needed accountability in the boardroom. The Concerned Shareholders of Rocky Mountain have invested considerable time and effort to select four highly-qualified nominees—who collectively have decades of relevant business expertise and industry-specific experience—and we believe are the right choice to position the Company for success. Our candidates are committed to:

●	Collaborating with the remaining incumbent directors and management to complete the CEO search process already set in motion by the Board and address the Company’s business challenges to restore the Company and its brand;

●	Independently and objectively—and with shareholder input—reviewing all options to maximize value;

●	Honoring the August 4th Settlement Agreement with Immaculate Confection, the Company’s largest franchisee, which I supported and signed, with plans to further expand and strengthen the Company’s relationship with Immaculate Confection;

●	Leveraging the Concerned Shareholders of Rocky Mountain Nominees’ decades of highly relevant director and executive experience in the confectionary/chocolate, restaurant, franchise and consumer industries (at such companies as Starbucks, Walmart, Russell Stover Chocolates, DE Master Blenders/Sara Lee, Denny’s and Ferrara Candy Company) to maximize shareholder value; and

●	Inviting robust discourse in the boardroom that supports and challenges management through best-in-class governance, including the immediate termination of the shareholder-unfriendly poison pill.

[3]	Permission to quote from the ISS and Glass Lewis reports was neither sought nor obtained.
[4]	ISS Report, dated September 29, 2021.
[5]	Glass Lewis Proxy Paper, dated September 24, 2021.

With your support to create fundamental change beginning in the boardroom, there will be a new day for Rocky Mountain Chocolate Factory. We appreciate the support from shareholders who have already voted for the Concerned Shareholders of Rocky Mountain Nominees on the BLUE proxy card and urge all of our fellow shareholders to vote the BLUE proxy card today to support the election of all four of our highly qualified nominees.

Thank you for your time, investment and consideration.

Sincerely,

Andrew T. Berger
Managing Member
AB Value Management LLC

Important Additional Information

AB Value Partners, LP and AB Value Management LLC, Andrew T. Berger, Bradley Radoff, Rhonda J. Parish, Mark Riegel, and Sandra Elizabeth Taylor (collectively, the “Participants”) have filed a definitive proxy statement and an accompanying BLUE proxy card with the SEC to solicit proxies from shareholders of the Company for use at the Annual Meeting. THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Such proxy materials are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the Participants in this proxy solicitation will provide copies of the proxy statement without charge, upon request. Requests for copies should be directed to the Participants’ proxy solicitor.

Certain Information Regarding the Participants

The Participants in the proxy solicitation are: AB Value Partners, LP, AB Value Management LLC, Andrew T. Berger, Bradley Radoff, Rhonda J. Parish, Mark Riegel, and Sandra Elizabeth Taylor. As of the date hereof AB Value Partners, LP directly owns 224,855 shares of common stock, $0.001 par value per share of the Company (“Common Stock”). As of the date hereof, AB Value Management LLC beneficially owns 460,189 shares of Common Stock. As of the date hereof, Mr. Radoff directly owns 440,021 shares of Common Stock. As of the date hereof, none of Mr. Berger, Ms. Parish, Mr. Riegel, or Ms. Taylor directly own any shares of Common Stock.

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